Exhibit 10.1

EXECUTION VERSION

J.P. MORGAN SECURITIES LLC

PURCHASE AGREEMENT

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

3.50% Convertible Senior Notes due 2015

Purchase Agreement

September 16, 2010

J.P. Morgan Securities LLC

As Representative of the

several Initial Purchasers listed

in Schedule 1 hereto

c/o J.P. Morgan Securities LLC

383 Madison Avenue

New York, New York 10179

Ladies and Gentlemen:

American Equity Investment Life Holding Company, an Iowa corporation (the “Company”), proposes to issue and sell to the several initial purchasers listed in Schedule 1 hereto (the “Initial Purchasers”), for whom you are acting as representative (the “Representative”), $170,000,000 principal amount of its 3.50% Convertible Senior Notes due 2015 (the “Underwritten Securities”) and, at the option of the Initial Purchasers, up to an additional $30,000,000 principal amount of its 3.50% Convertible Senior Notes due 2015 (the “Option Securities”) if and to the extent that the Initial Purchasers shall have determined to exercise the option to purchase such 3.50% Convertible Senior Notes due 2015 granted to the Initial Purchasers in Section 2 hereof to cover over-allotments.  The Underwritten Securities and the Option Securities are herein referred to as the “Securities”.  The Securities will be issued pursuant to an Indenture to be dated as of September 22, 2010 (the “Indenture”) between the Company and U.S. Bank National Association, as trustee (the “Trustee”).  The Securities will be convertible into cash on the terms set forth in the Indenture based on a formula linked to the price of the common stock, par value $1.00 per share, of the Company.

The Company hereby confirms its agreement with the several Initial Purchasers concerning the purchase and sale of the Securities, as follows:

1.             The Securities will be sold to the Initial Purchasers without being registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon an exemption therefrom.  The Company has prepared a preliminary offering memorandum dated September 15, 2010, as amended or supplemented through the date hereof, including any exhibits thereto and any information incorporated by reference therein (the “Preliminary Offering Memorandum”) and will prepare an offering memorandum dated the date hereof, as amended or supplemented through the date hereof, including any exhibits thereto and any information incorporated by reference therein (the “Offering Memorandum”) setting forth information concerning the Company and the Securities.  Copies of the Preliminary Offering Memorandum have been, and copies of the Offering Memorandum will be, delivered by the Company to the Initial Purchasers pursuant to the terms of this Agreement.  The Company hereby confirms that it has authorized the use of the Preliminary Offering Memorandum, the other Time of Sale Information (as defined below) and the Offering Memorandum in connection with the offering and resale of the Securities by the Initial Purchasers in the manner contemplated by this Agreement.  References herein to the Preliminary Offering Memorandum, the Time of Sale Information and the Offering Memorandum shall be deemed to refer to and include any document incorporated by reference therein.

At or prior to the time when sales of the Securities were first made (the “Time of Sale”), the Company had prepared the following information (collectively, the “Time of Sale Information”): the Preliminary Offering Memorandum, as supplemented and amended by the written communications listed on Annex B hereto.

2.             Purchase and Resale of the Securities by the Initial Purchasers.  (a)  The Company agrees to issue and sell the Underwritten Securities to the several Initial Purchasers as provided in this Agreement, and each Initial Purchaser, on the basis of the representations, warranties and agreements set forth herein and subject to the conditions set forth herein, agrees, severally and not jointly, to purchase from the Company the respective principal amount of Underwritten Securities set forth opposite such Initial Purchaser’s name in Schedule 1 hereto at a price equal to 97% of the principal amount thereof (the “Purchase Price”).

In addition, the Company agrees to issue and sell the Option Securities to the several Initial Purchasers as provided in this Agreement, and the Initial Purchasers, on the basis of the representations, warranties and agreements set forth herein and subject to the conditions set forth herein, shall have the option to purchase, severally and not jointly, from the Company the Option Securities at the Purchase Price plus accrued interest, if any, from the Closing Date to the date of payment and delivery.

If any Option Securities are to be purchased, the amount of Option Securities to be purchased by each Initial Purchaser shall be the amount of Option Securities which bears the same ratio to the aggregate amount of Option Securities being purchased as the amount of Underwritten Securities set forth opposite the name of such Initial Purchaser in Schedule 1 hereto

(or such amount increased as set forth in Section 10 hereof) bears to the aggregate amount of Underwritten Securities being purchased from the Company by the several Initial Purchasers, subject, however, to such adjustments to eliminate Securities in denominations other than $1,000 or any higher multiple of $1,000 as the Representative in its sole discretion shall make.

The Initial Purchasers may exercise the option to purchase the Option Securities at any time in whole, or from time to time in part, on or before the thirteenth day following the date of this Agreement, by written notice from the Representative to the Company.  Such notice shall set forth the aggregate amount of Option Securities as to which the option is being exercised and the date and time when the Option Securities are to be delivered and paid for which may be the same date and time as the Closing Date (as hereinafter defined) but shall not be earlier than the Closing Date or, with regard to any Option Securities to be delivered after the Closing Date, no earlier than two (2) nor later than ten (10) full business days (as hereinafter defined) after the date of such notice unless the Representative and Company otherwise agree in writing (unless such time and date are postponed in accordance with the provisions of Section 10 hereof).

(b)           The Company understands that the Initial Purchasers intend to offer the Securities for resale on the terms set forth in the Time of Sale Information.  Each Initial Purchaser, severally and not jointly, represents, warrants and agrees that:

(i)            it is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act (a “QIB”) and an accredited investor within the meaning of Rule 501(a) under the Securities Act;

(ii)           it has not solicited offers for, or offered or sold, and will not solicit offers for, or offer or sell, the Securities by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D under the Securities Act (“Regulation D”) or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act; and

(iii)          it has not solicited offers for, or offered or sold, and will not solicit offers for, or offer or sell, the Securities as part of their initial offering except to persons whom it reasonably believes to be QIBs in transactions pursuant to Rule 144A under the Securities Act (“Rule 144A”) and in connection with each such sale, it has taken or will take reasonable steps to ensure that the purchaser of the Securities is aware that such sale is being made in reliance on Rule 144A.

(c)           Each Initial Purchaser acknowledges and agrees that the Company and, for purposes of the opinions to be delivered to the Initial Purchasers pursuant to Sections 6(f) and 6(h), counsel for the Company and counsel for the Initial Purchasers, respectively, may rely upon the accuracy of the representations and warranties of the Initial Purchasers, and compliance by the Initial Purchasers with their agreements, contained in paragraph (b) above, and each Initial Purchaser hereby consents to such reliance.

(d)           The Company acknowledges and agrees that the Initial Purchasers may offer and sell Securities to or through any affiliate of an Initial Purchaser and that any such affiliate may offer and sell Securities purchased by it to or through any Initial Purchaser.

(e)           Payment for the Securities shall be made by wire transfer in immediately available funds to the account specified by the Company to the Representative in the case of the Underwritten Securities, at the offices of Davis Polk & Wardwell LLP at 10:00 A.M. New York City time on September 22, 2010, or at such other time or place on the same or such other date, not later than the fifth business day thereafter, as the Representative and the Company may agree upon in writing or, in the case of the Option Securities, on the date and at the time and place specified by the Representative in the written notice of the Initial Purchasers’ election to purchase such Option Securities.  The time and date of such payment for the Underwritten Securities is referred to herein as the “Closing Date” and the time and date for such payment for the Option Securities, if other than the Closing Date, is herein referred to as the “Additional Closing Date”.

Payment for the Securities to be purchased on the Closing Date or the Additional Closing Date, as the case may be, shall be made against delivery to the nominee of The Depositary Trust Company (“DTC”), for the respective accounts of the several Initial Purchasers of the Securities to be purchased on such date, of one or more global notes representing the Securities (collectively, the “Global Note”), with any transfer taxes payable in connection with the sale of such Securities duly paid by the Company.  The Global Note will be made available for inspection by the Representative at the office of J.P. Morgan Securities LLC, 383 Madison Avenue, New York, New York, 10179, not later than 1:00 P.M., New York City time, on the business day prior to the Closing Date or the Additional Closing Date, as the case may be.

(f)            The Company acknowledges and agrees that the Initial Purchasers are acting solely in the capacity of an arm’s length contractual counterparty to the Company with respect to the offering of Securities contemplated hereby (including in connection with determining the terms of the offering) and not as a financial advisor or a fiduciary to, or an agent of, the Company or any other person.  Additionally, neither the Representative nor any other Initial Purchaser is advising the Company or any other person as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction.  The Company shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Initial Purchasers shall have no responsibility or liability to the Company with respect thereto. Any review by the Initial Purchasers of the Company, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of the Initial Purchasers and shall not be on behalf of the Company.

3.             Representations and Warranties of the Company.  The Company represents and warrants to each Initial Purchaser that:

(a)           Preliminary Offering Memorandum.  The Preliminary Offering Memorandum, as of its date, did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Company makes no representation and warranty with respect to any statements or omissions made in reliance upon and in conformity with information relating to any Initial Purchaser furnished to the Company in writing by such Initial Purchaser through the Representative expressly for use in any Preliminary Offering Memorandum, it being understood and agreed that the only such information furnished by any Initial Purchaser consists of the information described as such in Section 7(b) hereof.

(b)           Time of Sale Information. The Time of Sale Information, at the Time of Sale, did not, and at the Closing Date and as of the Additional Closing Date, as the case may be, as supplemented, will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Company makes no representation and warranty with respect to any statements or omissions made in reliance upon and in conformity with information relating to any Initial Purchaser furnished to the Company in writing by such Initial Purchaser through the Representative expressly for use in such Time of Sale Information, it being understood and agreed that the only such information furnished by any Initial Purchaser consists of the information described as such in Section 7(b) hereof.  No statement of material fact included in the Offering Memorandum has been omitted from the Time of Sale Information and no statement of material fact included in the Time of Sale Information that is required to be included in the Offering Memorandum has been omitted therefrom.

(c)           Additional Written Communications.  Other than the Preliminary Offering Memorandum and the Offering Memorandum, the Company (including its agents and representatives, other than the Initial Purchasers in their capacity as such) has not made, used, prepared, authorized, approved or referred to and will not prepare, make, use, authorize, approve or refer to any “written communication” (as defined in Rule 405 under the Securities Act) that constitutes an offer to sell or solicitation of an offer to buy the Securities (each such communication by the Company or its agents and representatives (other than a communication referred to in clauses (i), (ii) and (iii) below) an “Issuer Written Communication”) other than (i) the Preliminary Offering Memorandum, (ii) the Offering Memorandum, (iii) the documents listed on Annex B hereto, including a term sheet substantially in the form of Annex C hereto, which constitute part of the Time of Sale Information, and (iv) each electronic road show and any other written communications approved in writing in advance by the Representative.  Each such Issuer Written Communication, when taken together with the Time of Sale Information, did not, and at the Closing Date and as of the Additional Closing Date, as the case may be, as supplemented, will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Company makes no representation and warranty with respect to any statements or omissions made in each such Issuer Written Communication in reliance upon and in conformity with information relating to any Initial Purchaser furnished to the Company in writing by such Initial Purchaser through the Representative expressly for use in such Issuer Written Communication, it being understood and agreed that the only such information furnished by any Initial Purchaser consists of the information described as such in Section 7(b) hereof.  Each such Issuer Written Communication, as of its issue date, did not include any information that conflicted, conflicts or will conflict with the information contained in the Time of Sale Information or the Offering Memorandum, including any document incorporated by reference therein.

(d)           Offering Memorandum.  As of the date of the Offering Memorandum and as of the Closing Date and as of the Additional Closing Date, as the case may be, the Offering Memorandum does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Company makes no representation and warranty with respect to any statements or omissions made in reliance upon and in conformity with information relating to any Initial Purchaser furnished to the Company in writing by such Initial Purchaser through the Representative expressly for use in the Offering Memorandum, it being understood and agreed that the only such information furnished by any Initial Purchaser consists of the information described as such in Section 7(b) hereof.

(e)           Incorporated Documents.  The documents incorporated by reference in the Offering Memorandum or the Time of Sale Information at the time they were or hereafter are filed, or if amended, as so amended, with the Securities and Exchange Commission (the “Commission”) comply, and with respect to future filings, will comply, in all material respects to the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder (collectively, the “Exchange Act”) and such documents did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(f)            Financial Statements.  The financial statements and the related notes thereto of the Company and its consolidated subsidiaries included or incorporated by reference in the Time of Sale Information and the Offering Memorandum present fairly in all material respects the financial position and the results of operations and cash flows of the Company and its consolidated subsidiaries, at the indicated dates and for the indicated periods and the unaudited interim consolidated financial statements reflect all adjustments, consisting only of normal recurring items, which are necessary to present fairly the financial position and results of operations of the Company on a basis consistent with the prior audited consolidated financial statements; such financial statements and related notes and schedules have been prepared in accordance with generally accepted accounting principles in the United States, consistently applied throughout the periods involved, except as disclosed therein; the selected consolidated financial data and summary consolidated financial information of the Company and its subsidiaries included in or incorporated by reference in the Time of Sale Information and the Offering Memorandum presents fairly, when considered in relation to the consolidated financial statements taken as a whole, in all material respects, the information shown therein and such data and information has been derived from the audited and unaudited consolidated financial statements incorporated by reference in the Time of Sale Information and the Offering Memorandum or the Statutory Financial Statements identified in Section 3(nn) hereof.

(g)           No Material Adverse Change.  Since June 30, 2010, except as otherwise stated in the Time of Sale Information or the Offering Memorandum, (i) there has been no material adverse change in the business, results of operations, condition (financial or otherwise) or prospects of the Company and its subsidiaries, taken as a whole, whether or not arising in the ordinary course of business, (ii) there have been no transactions entered into by the Company or any of its subsidiaries, other than those in the ordinary course of business, which are material with respect to the Company and its subsidiaries, taken as a whole, and (iii) except for dividends on the Company’s common stock in an amount not to exceed $0.08 per share, there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock.

(h)           Organization and Good Standing.  The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Iowa, with the corporate power and authority to own or lease its properties and conduct its business as described in the Time of Sale Information and the Offering Memorandum and to enter into and perform its obligations under the Transaction Documents (as defined below); each of the Company’s “significant subsidiaries” (as such term is defined in Rule 1-02 of Regulation S-X under the Exchange Act) (each, a “Significant Subsidiary” and together, the “Significant Subsidiaries”) has been duly incorporated or organized and is validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with the corporate or other power and authority to own or lease its properties and conduct its business as described in the Time of Sale Information and the Offering Memorandum; the Company and each Significant Subsidiary are duly qualified to transact business in all jurisdictions in which the conduct of their business requires such qualification, except, in each case, where the failure so to qualify or to be in good standing would not have a material adverse effect on the business, results of operations, condition (financial or otherwise) or prospects of the Company and its subsidiaries, taken as a whole (a “Material Adverse Change”).

(i)            Capitalization.  The consolidated capitalization of the Company set forth under the caption “Capitalization” in the Time of Sale Information and the Offering Memorandum is true and correct as of the date set forth therein; all the outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable and none of the outstanding shares of capital stock issued by the Company was issued in violation of any preemptive or similar rights of any stockholder of the Company; except as described in or expressly contemplated by the Time of Sale Information and the Offering Memorandum, there are no outstanding rights (including, without limitation, pre-emptive rights), warrants or options to acquire, or instruments convertible into or exchangeable for, any shares of capital stock or other equity interests in the Company or any Significant Subsidiaries, or any contract, commitment, agreement, understanding or arrangement of any kind relating to the issuance of any capital stock of the Company or any Significant Subsidiary, any such convertible or exchangeable securities or any such rights, warrants or options, except as disclosed in the Time of Sale Information and the Offering Memorandum; the capital stock of the Company conforms in all material respects to the description thereof contained in the Time of Sale Information and the Offering Memorandum; and all the outstanding shares of capital stock or other equity interests of each Significant Subsidiary owned, directly or indirectly, by the Company have been duly and validly authorized and issued, are fully paid and non-assessable except as otherwise described in Time of Sale Information and the Offering Memorandum) and are owned directly or indirectly by the Company or another Significant Subsidiary, free and clear of any lien, charge, encumbrance, security interest, restriction on voting or transfer or any other claim of any third party, except those that are immaterial to the Company and the Significant Subsidiaries, taken as a whole.

(j)            Stock Options.  With respect to the stock options (the “Stock Options”) granted pursuant to the stock-based compensation plans of the Company and its subsidiaries (the “Company Stock Plans”), (i) each Stock Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies, (ii) each grant of a Stock Option was duly authorized no later than the date on which the grant of such Stock Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the board of directors of the Company (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, (iii) each such grant was made in accordance with the terms of the Company Stock Plans, the Exchange Act and all other applicable laws and regulatory rules or requirements, including the rules of the New York Stock Exchange and any other exchange on which Company securities are traded, (iv) the per share exercise price of each Stock Option was at least equal to the fair market value of a share of Common Stock on the applicable Grant Date and (v) each such grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of the Company and disclosed in the Company’s filings with the Commission in accordance with the Exchange Act and all other applicable laws. The Company has not knowingly granted, and there is no and has been no policy or practice of the Company of granting, Stock Options immediately prior to, or otherwise coordinating the grant of Stock Options with, the release or other public announcement of material information regarding the Company or its subsidiaries or their results of operations or prospects.

(k)           Due Authorization.  The Company has full right, power and authority to execute and deliver this Agreement, the Indenture and the certificate evidencing the Securities (collectively, the “Transaction Documents”) and to perform its obligations hereunder and thereunder; and all action required to be taken for the due and proper authorization, execution and delivery by it of each of the

Transaction Documents and the consummation by it of the transactions contemplated thereby or by the Time of Sale Information and the Offering Memorandum has been duly and validly taken.

                (l)            The Indenture.   The Indenture has been duly authorized by the Company and when duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of the Indenture by the Trustee, will be a valid and legally binding agreement of the Company enforceable against the Company in accordance with its terms, except as enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether such enforceability is considered in a proceeding in equity or at law) (collectively, the “Enforceability Exceptions”).

(m)          Purchase Agreement.  This Agreement has been duly authorized, executed and delivered by the Company.

(n)           The Securities.  The Securities have been duly authorized by the Company and, when duly executed, authenticated, issued and delivered as provided in the Indenture and paid for as provided herein, will be duly and validly issued and outstanding and will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms, subject to the Enforceability Exceptions, and will be entitled to the benefits of the Indenture.

(o)           Descriptions of the Transaction Documents.  The Securities and the Indenture conform in all material respects to the respective statements relating thereto contained in the Time of Sale Information and the Offering Memorandum.

(p)           No Violation or Default.  Neither the Company nor any of the Significant Subsidiaries is or, with the giving of notice or lapse of time or both, will be, in violation of or in default under (i) its certificate of incorporation or bylaws or similar organizational documents or (ii) any indenture, mortgage, deed of trust, lease, contract or other agreement or instrument to which any of them is a party or to which any of them or any of their respective properties is bound (collectively, “Contracts”) and, solely with respect to this clause (ii), which violation or default would result in a Material Adverse Change.

(q)           No Conflicts.  The execution, delivery and performance by the Company of its obligations under each of the Transaction Documents, the issuance and sale of the Securities and the consummation of the transactions contemplated by the Transaction Documents will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under (i) any Contract, (ii) the certificate of incorporation or bylaws of the Company, or (iii) any law, order, rule, regulation, judgment, order, writ or decree of any court applicable to the Company or any of its subsidiaries or of any government, regulatory body or administrative agency or other governmental body having jurisdiction over the Company or any subsidiary, except, in the case of clauses (i) and (iii) to the extent that any such conflict, breach or default would not reasonably be expected to result in a Material Adverse Change.

(r)            No Consents Required.  No consent, approval, authorization or order of or qualification with any governmental body or agency is required for the performance by the Company of its obligations under the Transaction Documents, the issuance and sale of the Securities (including the issuance of the Underlying Securities upon conversion thereof), except (A) such as have been already obtained or will have been obtained prior to the Closing Date and (B) for any report or notice required under Regulation D promulgated under the Securities Act or any applicable state securities laws and such consents, approvals, authorizations, orders, filings, registrations or qualifications as may be required under the Exchange Act, the New York Stock Exchange and applicable state or foreign securities laws, in each case with respect to transactions contemplated by the Transaction Documents.

(s)           Legal Proceedings.  Except as disclosed in the Time of Sale Information and the Offering Memorandum, there is no action, suit, claim, proceeding or labor dispute pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries before any court or administrative agency or otherwise which, if determined adversely to the Company or any of its subsidiaries, would reasonably be expected to result in a Material Adverse Change, or prevent the consummation of the transactions contemplated hereby.

(t)            Independent Accountants.  KPMG LLP, which has audited certain consolidated financial statements of the Company and its subsidiaries, is an independent registered public accounting firm with respect to the Company and its subsidiaries within the applicable rules and regulations adopted by the Commission and the Public Company Accounting Oversight Board (United States) and as required by the Securities Act.

(u)           Title to Real and Personal Property.  The Company and the Significant Subsidiaries have good and marketable title to all real property owned by them and good title to all other properties owned by them, subject to no lien, mortgage, pledge, charge or encumbrance of any kind, except those reflected in the consolidated financial statements hereinabove described or described in the Time of Sale Information and the Offering Memorandum, except where the failure to have such good and marketable title or the existence of any such lien, mortgage, pledge, charge or encumbrance would not reasonably be expected to have a Material Adverse Change; the Company and the Significant Subsidiaries occupy their leased properties under valid and binding leases, except where the failure of any such leases to be valid and binding would not reasonably be expected to have a Material Adverse Change.

(v)           Title to Intellectual Property.  The Company and the Significant Subsidiaries each own or possess, or can acquire on reasonable terms, adequate patents, patent rights, trademarks, trade names, service marks, service names, copyrights, license rights, know-how (including trade secrets and other unpatented and unpatentable proprietary or confidential information, systems or procedures) and other intellectual property rights (“Intellectual Property”) which in each case are material to the financial condition of the Company and its subsidiaries, taken as a whole; none of the Company or any of the Significant Subsidiaries has received notice of any infringement of or conflict with, any Intellectual Property of any other person or entity, except to the extent that such infringement or conflict if determined adversely to the Company or such Significant Subsidiary would not reasonably be expected to result in a Material Adverse Change.

(w)          Investment Company Act.  The Company is not and, after giving effect to the offering and sale of the Securities and the application of the net proceeds thereof as described in the Time of Sale Information and the Offering Memorandum, will not be required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”).

(x)            Taxes.  The Company and each of its subsidiaries have filed all Federal, State, local and foreign tax returns which have been required to be filed and have paid all taxes indicated by such returns and all assessments received by them or any of them to the extent that such taxes have become due, except to the extent that any failure to so file or pay would not reasonably be expected to result in a Material Adverse Change; all material tax liabilities have been adequately provided for in the financial statements of the Company, and the Company does not know of any actual or proposed additional material tax assessments.

(y)           Licenses and Permits.  The Company and each of the Significant Subsidiaries hold all licenses, certificates and permits from governmental authorities which are necessary to the conduct of their businesses, except to the extent that the failure to obtain such licenses, certificates and permits would not reasonably be expected to result in a Material Adverse Change.

(z)            Compliance With Environmental Laws.  The Company and each of its subsidiaries comply with all Environmental Laws (as defined below), except to the extent that failure to comply with such Environmental Laws would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Change; none of the Company or any of its subsidiaries is the subject of any pending or, to the knowledge of the Company, threatened federal, state or local investigation evaluating whether any remedial action by the Company or any of its subsidiaries is needed to respond to a release of any Hazardous Materials (as defined below) into the environment resulting from the Company’s or any of its subsidiaries’ business operations or ownership or possession of any of their properties or assets, or is in contravention of any Environmental Law that could reasonably be expected, individually or in the aggregate, to result in any Material Adverse Change; none of the Company or any of its subsidiaries has received any notice or claim, nor are there pending or, to the knowledge of the Company, threatened lawsuits against them, with respect to violations of an Environmental Law or in connection with any release of any Hazardous Material into the environment that could reasonably be expected in the aggregate to result in a Material Adverse Change; as used herein, “Environmental Laws” means any federal, state or local law or regulation applicable to the Company’s or any of its subsidiaries’ business operation or ownership or possession of any of their properties or assets relating to environmental matters, and “Hazardous Materials” means those substances that are regulated by or form the basis of liability under any Environmental Laws.

(aa)         Compliance With ERISA.  The Company and each subsidiary is in compliance in all material respects with all presently applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder (“ERISA”); no “reportable event” (as defined in ERISA) has occurred with respect to any “pension plan” (as defined in ERISA) for which the Company or any subsidiary would have any material liability; neither the Company nor any subsidiary has incurred or expects to incur any material liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any “pension plan” or (ii) Sections 412 or 4971 of the Internal Revenue Code of 1986, as amended, including the regulations and published interpretations thereunder (the “Code”); and each “pension plan” for which the Company or any subsidiary would have any liability that is intended to be qualified under Section 401(a) of the Code is so qualified in all material respects and nothing has occurred, whether by action or by failure to act, which would cause the loss of such qualification.

(bb)         Disclosure Controls.  The Company maintains an effective system of “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Exchange Act) that is designed to ensure that information required to be disclosed by the Company in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Commission’s rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure.  The Company has carried out evaluations of the effectiveness of its disclosure controls and procedures as required by Rule 13a-15 of the Exchange Act.

(cc)         Accounting Controls.  Except as disclosed in the Time of Sale Information and the Offering Memorandum, the Company and its subsidiaries, taken as a whole, maintain a system of internal accounting controls sufficient to provide reasonable assurances that (A) transactions are executed in accordance with management’s general or specific authorization; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets; (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  Except as disclosed in the Time of Sale Information and the Offering Memorandum, neither the Company nor any of its subsidiaries is aware of (i) any material weakness in its internal control over financial reporting or (ii) a change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

(dd)         Insurance.  The Company and each of its subsidiaries, taken as a whole, carry, or are covered by, insurance in such amounts and covering such risks as is generally deemed adequate for the conduct of their business as presently conducted and the value of their respective properties and as is customary for companies engaged in similar businesses.

(ee)         No Broker’s Fees.  Neither the Company nor any of its subsidiaries is a party to any contract, agreement or understanding with any person (other than this Agreement) that would give rise to a valid claim against the Company or any subsidiary or any Initial Purchaser for a brokerage commission, finder’s fee or like payment in connection with the offering and sale of the Securities.

(ff)           No Integration. Neither the Company nor any of its affiliates (as defined in Rule 501(b) of Regulation D) has, directly or through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act), that is or will be integrated with the sale of the Securities in a manner that would require registration of the Securities under the Securities Act.

(gg)         No General Solicitation or Directed Selling Efforts.  None of the Company, any of its affiliates (as defined in Rule 501(b) of Regulation D) or any person acting on its or their behalf (other than the Initial Purchasers and their affiliates, as to whom the Company makes no representation) has engaged or will engage, in connection with the offering of the Securities, in any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D under the Securities Act or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act.

(hh)         Securities Law Exemptions.  Assuming the accuracy of the representations and warranties of the Initial Purchasers contained in Section 2(b) and their compliance with their agreements set forth therein, it is not necessary, in connection with the issuance and sale of the Securities to the Initial Purchasers and the offer, resale and delivery of the Securities by the Initial Purchasers in the manner contemplated by this Agreement, the Time of Sale Information and the Offering Memorandum, to register the Securities under the Securities Act or to qualify the Indenture under the Trust Indenture Act.

(ii)           No Stabilization.  Neither the Company nor any of its subsidiaries has taken, directly or indirectly, any action designed to cause or result in, or which has constituted or which might reasonably be expected to constitute, the stabilization or manipulation of the price of the Securities.

(jj)           Sarbanes-Oxley.  The Company, its subsidiaries and, to the knowledge of the Company, their respective officers and directors (in their capacities as such), are in compliance in all material respects with the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith.

(kk)         Insurance Laws.  Each of the Company and each subsidiary that is engaged in the business of insurance or reinsurance (collectively, the “Insurance Subsidiaries”) is in compliance with the requirements of the insurance laws and regulations of its respective jurisdiction of organization or incorporation, as the case may be, and the insurance laws and regulations of other jurisdictions which are applicable to it, and has filed all notices, reports, documents or other information required to be filed thereunder, in each case, with such exceptions as would not reasonably be expected to result in a Material Adverse Change; neither the Company nor any Insurance Subsidiary has received any notification from any insurance regulatory authority to the effect that any additional authorization, approval, order, consent, license, certificate, permit, registration or qualification (“Approvals”) is needed to be obtained by the Company or any of the Insurance Subsidiaries in any case where it could be reasonably expected that obtaining such Approvals or the failure to obtain such Approvals would result in a Material Adverse Change.

(ll)           Insurance Licenses.  Each Insurance Subsidiary holds such insurance licenses, certificates and permits from governmental authorities (including, without limitation, from the insurance regulatory agencies of the various jurisdictions where it conducts business (the “Insurance Licenses”)) as are material to the conduct of its business as described in the Time of Sale Information and the Offering Memorandum; each Insurance Subsidiary has fulfilled and performed all obligations necessary to maintain such Insurance Licenses; there is no pending or, to the knowledge of the Company, threatened action, suit, proceeding or investigation that would reasonably be expected to result in the revocation, termination or suspension of any Insurance License that would reasonably be expected to, individually or in the aggregate, result in a Material Adverse Change; no insurance regulatory agency or body has issued, or commenced any proceeding for the issuance of, any order or decree impairing, restricting or prohibiting the payment of dividends by any Insurance Subsidiary to its parent.

(mm)       Reinsurance Treaties.  All reinsurance treaties and arrangements to which any Insurance Subsidiary is a party are in full force and effect and no Insurance Subsidiary is in violation of, or in default in the performance, observance or fulfillment of, any obligation, agreement, covenant or condition contained therein, except where the failure to be in full force and effect or where such violation or default would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Change. No Insurance Subsidiary has received any notice from any of the other parties to such treaties, contracts or agreements that such other party intends not to perform such treaty and, to the knowledge of the Company, none of the other parties to such treaties or arrangements will be unable to perform such treaty or arrangement except to the extent adequately and properly reserved for in the audited consolidated financial statements of the Company included or incorporated by reference in the Time of Sale Information and the Offering Memorandum, except where such nonperformance would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Change.

(nn)         Statutory Financial Statements. The statutory financial statements of the Insurance Subsidiaries, from which certain data included in the Time of Sale Information and the Offering Memorandum have been derived, have been prepared, for each relevant period, in conformity with statutory accounting principles or practices required or permitted by the appropriate insurance department of the jurisdiction of each Insurance Subsidiary, as applicable, applied on a consistent basis throughout the periods involved, except (1) as may otherwise be indicated therein or in the notes thereto and (2) in the case of any such financial statements for periods less than a full year, for any normal year-end adjustments, and present fairly in all material respects the statutory financial position of the Insurance Subsidiaries as of the dates thereof, and the statutory basis results of operations of the Insurance Subsidiaries for the periods covered thereby.

(oo)         Exchange Act Reports.  The Company is subject to and in full compliance in all material respects with the reporting requirements of Section 13 or Section 15(d) of the Exchange Act and the rules and regulations of the Commission thereunder.

(pp)         No Unlawful Payments.  Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or other person associated with or acting on behalf of the Company or any of its subsidiaries has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

(qq)         Compliance with Money Laundering Laws.  The operations of the Company and its subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any subsidiary with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(rr)           Compliance with OFAC.  None of the Company, its subsidiaries or, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any subsidiary is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”); and the Company will not directly or indirectly use the proceeds of the offering of the Securities hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

(tt)           Rule 144A Eligibility.    The Securities are eligible for resale pursuant to Rule 144A under the Securities Act and will not be, at the Closing Date, of the same class as securities listed on a national securities exchange registered under Section 6 of the Exchange Act, or quoted in a U.S. automated interdealer quotation system.

4.             Further Agreements of the Company.  The Company covenants and agrees with each Initial Purchaser that:

(a)           Delivery of Copies.  Until the completion of the sale of the Securities by the Initial Purchaser, the Company will deliver to the Initial Purchasers as many copies of the Preliminary Offering Memorandum, any other Time of Sale Information, any Issuer Written Communication and the Offering Memorandum (including all amendments and supplements thereto) as the Representative may reasonably request.

(b)           Offering Memorandum, Amendments or Supplements.  Before finalizing the Offering Memorandum or making or distributing any amendment or supplement to any of the Time of Sale Information or the Offering Memorandum or filing with the Commission any document that will be incorporated by reference therein, the Company will furnish to the Representative and counsel for the Initial Purchasers a copy of the proposed Offering Memorandum or such amendment or supplement or document to be incorporated by reference therein for review, and will not distribute any such proposed Offering Memorandum, amendment or supplement or file any such document with the Commission to which the Representative reasonably objects.

(c)           Additional Written Communications.  Before making, preparing, using, authorizing, approving or referring to any Issuer Written Communication, the Company will furnish to the Representative and counsel for the Initial Purchasers a copy of such written communication for review and will not make, prepare, use, authorize, approve or refer to any such written communication to which the Representative reasonably objects.

(d)           Notice to the Representative.  The Company will advise the Representative promptly, and confirm such advice in writing, (i) of the issuance by any governmental or regulatory authority of any order preventing or suspending the use of any of the Time of Sale Information, any Issuer Written Communication or the Offering Memorandum or the initiation or threatening of any proceeding for that purpose; (ii) of the occurrence of any event at any time prior to the completion of the initial offering of the Securities as a result of which any of the Time of Sale Information, any Issuer Written Communication or the Offering Memorandum as then amended or supplemented would include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances existing when such Time of Sale Information, Issuer Written Communication or the Offering Memorandum is delivered to a purchaser, not misleading; and (iii) of the receipt by the Company of any notice with respect to any suspension of the qualification of the Securities for offer and sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and the Company will use its reasonable best efforts to prevent the issuance of any such order preventing or suspending the use of any of the Time of Sale Information, any Issuer Written Communication or the Offering Memorandum or suspending any such qualification of the Securities and, if any such order is issued, will use its reasonable best efforts to obtain as soon as possible the withdrawal thereof.

(e)           Ongoing Compliance of the Offering Memorandum and Time of Sale Information.  (1) If at any time prior to the completion of the initial offering of the Securities (i) any event shall occur or condition shall exist as a result of which the Offering Memorandum as then amended or supplemented would include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances existing when the Offering Memorandum is delivered to a purchaser, not misleading or (ii) it is necessary to amend or supplement the Offering Memorandum to comply with law, the Company will promptly notify the Initial Purchasers thereof and forthwith prepare and, subject to paragraph (b) above, furnish to the Initial Purchasers such amendments or supplements to the Offering Memorandum (or any document to be filed with the Commission and incorporated by reference therein) as may be necessary so that the statements in the Offering Memorandum as so amended or supplemented (or including such document to be incorporated by reference therein) will not, in the light of the circumstances existing when the Offering Memorandum is delivered to a purchaser, be misleading or so that the Offering Memorandum will comply with law and (2) if at any time prior to the Closing Date (i) any event shall occur or condition shall exist as a result of which any of the Time of Sale Information as then amended or supplemented would include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading or (ii) it is necessary to amend or supplement any of the Time of Sale Information to comply with law, the Company will promptly notify the Initial Purchasers thereof and forthwith prepare and, subject to paragraph (b) above, furnish to the Initial Purchasers such amendments or supplements to any of the Time of Sale Information (or any document to be filed with the Commission and incorporated by reference therein) as may be necessary so that the statements in any of the Time of Sale Information as so amended or supplemented will not, in light of the circumstances under which they were made, be misleading.

(f)            Blue Sky Compliance.  The Company will qualify or register (or obtain exemption from qualifying or registering) the Securities for offer and sale under the securities or Blue Sky laws of such jurisdictions as the Representative shall reasonably request and will continue such qualifications, registrations and exemptions in effect so long as required for the offering and resale of the Securities; provided that the Company shall not be required to (i) qualify as a foreign corporation or other entity or as a dealer in securities in any such jurisdiction where it would not otherwise be required to so qualify, (ii) file any general consent to service of process in any such jurisdiction or (iii) subject itself to taxation in any such jurisdiction if it is not otherwise so subject.

(g)           Clear Market.  For a period of 60 days after the date hereof, the Company will not, without the prior written consent of the Representative (which consent may be withheld or delayed in the Representative’s sole discretion), (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, lend or otherwise dispose of or transfer, directly or indirectly, any equity securities of the Company or any securities convertible into or exercisable or exchangeable for equity securities of the Company, or file any registration statement under the Securities Act with respect to any of the foregoing, or (ii) enter into any swap or other arrangement that transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of equity securities of the Company, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The foregoing sentence shall not apply to (i) the Securities to be sold hereunder, (ii) any shares of Common Stock issued by the Company upon the exercise of an option outstanding on the date hereof and referred to in the Company’s filings with the Commission, (iii) such issuances of options or grants of restricted stock under the Company’s stock option and incentive plans as described in the Company’s filings with the Commission, (iv) the issuance by the Company of shares of Common Stock pursuant to its NMO Deferred Compensation Plans as described in the Company’s filings with the Commission incorporated by reference into the Preliminary Offering Memorandum and the Offering Memorandum, or any future NMO Deferred Compensation Plan, provided that the aggregate number of Common Stock issued under clause (iv) shall not exceed 250,000 shares of Common Stock during the 60-day restricted period and (v) the filing of a registration statement for up to 2,500,000 shares of Common Stock issuable upon the exercise of stock options granted under the Company’s Independent Insurance Agent Stock Option Plan as described in the Company’s filings with the Commission incorporated by reference into the Preliminary Offering Memorandum and the Offering Memorandum, or any future Independent Insurance Agent Stock Option Plan, provided that no shares of Common Stock shall be issued under clause (v) during the 60-day restricted period.

(h)           Use of Proceeds.  The Company will apply the net proceeds from the sale of the Securities as described in the Time of Sale Information and the Offering Memorandum under the heading “Use of Proceeds”.

(i)            No Stabilization.  The Company will not take, directly or indirectly, any action designed to or that could reasonably be expected to cause or result in any stabilization or manipulation of the price of the Securities and will not take any action prohibited by Regulation M under the Exchange Act in connection with the distribution of the Securities contemplated hereby.

(j)            Supplying Information.  While the Securities remain outstanding and are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, the Company will, during any period in which the Company is not subject to and in compliance with Section 13 or 15(d) of the Exchange Act, furnish to holders of the Securities, prospective purchasers of the Securities designated by such holders and securities analysts, in each case upon request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(k)           DTC.  The Company will assist the Initial Purchasers in arranging for the Securities to be eligible for clearance and settlement through DTC.

(l)            No Resales by the Company.  During the period from the Closing Date until one year after the Closing Date or the Option Closing Date, if applicable, the Company will not, and will not permit any of its affiliates (as defined in Rule 144 under the Securities Act) to, resell any of the Securities that have been acquired by any of them, except for Securities purchased by the Company or any of its affiliates and resold in a transaction registered under the Securities Act.

(m)          No Integration.  Neither the Company nor any of its affiliates (as defined in Rule 501(b) of Regulation D) will, directly or through any agent, sell, offer for sale, solicit offers to buy or otherwise negotiate in respect of, any security (as defined in the Securities Act), that is or will be integrated with the sale of the Securities in a manner that would require registration of the Securities under the Securities Act.

(n)           No General Solicitation or Directed Selling Efforts.  None of the Company or any of its affiliates (as defined in Rule 501(b) of Regulation D) (or any other person acting on its or their behalf (other than the Initial Purchasers, as to which no covenant is given) will (i) solicit offers for, or offer or sell, the Securities by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act or (ii) engage in any directed selling efforts within the meaning of Regulation S, and all such persons will comply with the offering restrictions requirement of Regulation S.

5.             Certain Agreements of the Initial Purchasers.  Each Initial Purchaser hereby represents and agrees that it has not and will not use, authorize use of, refer to, or participate in the planning for use of, any written communication that constitutes an offer to sell or the solicitation of an offer to buy the Securities other than (i) the Preliminary Offering Memorandum and the Offering Memorandum, (ii) a written communication that contains no “issuer information” (as defined in Rule 433(h)(2) under the Securities Act) that was not included (including through incorporation by reference) in the Preliminary Offering Memorandum or the Offering Memorandum, (iii) any written communication listed on Annex B or prepared pursuant to Section 4(c) above (including any electronic road show), (iv) any written communication prepared by such Initial Purchaser and approved by the Company in advance in writing or (v) any written communication solely relating to or that only contains the terms of the Securities and/or other information that was included (including through incorporation by reference) in the Preliminary Offering Memorandum or the Offering Memorandum.

6.             Conditions of Initial Purchasers’ Obligations.  The obligation of each Initial Purchaser to purchase the Underwritten Securities on the Closing Date or the Option Securities on the Additional Closing Date, as the case may be, as provided herein is subject to the performance by the Company of its covenants and other obligations hereunder and to the following additional conditions:

(a)           Representations and Warranties.  The representations and warranties of the Company contained herein shall be true and correct on the date hereof and on and as of the Closing Date or the Additional Closing Date, as the case may be; and the statements of the Company and its officers made in any certificates delivered pursuant to this Agreement shall be true and correct on and as of the Closing Date or the Additional Closing Date, as the case may be.

(b)           No Downgrade.  Subsequent to the earlier of (A) the Time of Sale and (B) the execution and delivery of this Agreement, (i) no downgrading shall have occurred in the rating accorded any securities or preferred stock of or guaranteed by the Company or any of its subsidiaries by any “nationally recognized statistical rating organization”, as such term is defined by the Commission for purposes of Rule 436(g)(2) under the Securities Act and (ii) no such organization shall have publicly announced that it has under surveillance or review, or has changed its outlook with respect to, its rating of any securities or preferred stock of or guaranteed by the Company or any of its subsidiaries (other than an announcement with positive implications of a possible upgrading).

(c)           No Material Adverse Change.  No event or condition of a type described in Section 3(g) hereof shall have occurred or shall exist, which event or condition is not described in the Time of Sale Information (excluding any amendment or supplement thereto) and the Offering Memorandum (excluding any amendment or supplement thereto) and the effect of which in the judgment of the Representative makes it impracticable or inadvisable to proceed with the offering, sale or delivery of the Securities on the Closing Date or the Additional Closing Date, as the case may be, on the terms and in the manner contemplated by this Agreement, the Time of Sale Information and the Offering Memorandum.

(d)           Officer’s Certificate.  The Representative shall have received on and as of the Closing Date or the Additional Closing Date, as the case may be, a certificate of the chief financial officer or chief accounting officer or another senior executive officer of the Company who is satisfactory to the Representative (i) confirming that such officer has carefully reviewed the Time of Sale Information and the Offering Memorandum and, to the knowledge of such officer, the representations set forth in Sections 3(a) and 3(b) hereof are true and correct, (ii) confirming that the other representations and warranties of the Company in this Agreement are true and correct and that the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to such Closing Date and (iii) to the effect set forth in paragraphs (b) and (c) above.

(e)           Comfort Letters.  The Representative shall have received from KPMG LLP, “comfort” letters dated, respectively, as of the date of this Agreement and on the Closing Date or the Additional Closing Date, as the case may be, addressed to the Representative and in form and substance satisfactory to the Representative.

(f)            Opinion and 10b-5 Statement of Counsel for the Company.  Skadden, Arps, Slate, Meagher & Flom LLP, counsel for the Company, shall have furnished to the Representative, at the request of the Company, their written opinion and 10b-5 statement, dated the Closing Date or the Additional Closing Date, as the case may be, and addressed to the Initial Purchasers, in form and substance reasonably satisfactory to the Representative, to the effect set forth in Annex A-1 and Annex A-2 hereto.

(g)           Opinion of In-house Counsel for the Company. Marla Lacey, Associate General Counsel of the Company, shall have furnished to the Representative, at the request of the Company, her written opinion, dated the Closing Date or the Additional Closing Date, as the case may be, and addressed to the Initial Purchasers, in form and substance reasonably satisfactory to the Representative, to the effect set forth in Annex A-3 hereto.

(h)           Opinion and 10b-5 Statement of Counsel for the Initial Purchasers.  The Representative shall have received on and as of the Closing Date or the Additional Closing Date, as the case may be, an opinion and 10b-5 statement of Davis Polk & Wardwell LLP, counsel for the Initial Purchasers, with respect to such matters as the Representative may reasonably request, and such counsel shall have received such documents and information as they may reasonably request to enable them to pass upon such matters.

(i)            No Legal Impediment to Issuance.  No action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any federal, state or foreign governmental or regulatory authority that would, as of the Closing Date or the Additional Closing Date, as the case may be, prevent the issuance or sale of the Securities; and no injunction or order of any federal, state or foreign court shall have been issued that would, as of the Closing Date or the Additional Closing Date, as the case may be, prevent the issuance or sale of the Securities.

(j)            Good Standing.  The Representative shall have received on and as of the Closing Date or the Additional Closing Date, as the case may be, satisfactory evidence of the good standing of the Company and its subsidiaries in their respective jurisdictions of organization and the Company’s good standing as a foreign entity in such other jurisdictions as the Representative may reasonably request, in each case in writing or any standard form of telecommunication from the appropriate governmental authorities of such jurisdictions.

(k)           DTC.  The Securities shall be eligible for clearance and settlement through DTC.

(l)            Lock-up Agreements.  The “lock-up” agreements, each substantially in the form of Exhibit A hereto, between you and the individuals listed on Exhibit B relating to sales and certain other dispositions of shares of Common Stock or certain other securities, delivered to you on or before the date hereof, shall be in full force and effect on the Closing Date or Additional Closing Date, as the case may be.

(m)          Additional Documents.  On or prior to the Closing Date or the Additional Closing Date, as the case may be, the Company shall have furnished to the Representative such further certificates and documents as the Representative may reasonably request.

All opinions, letters, certificates and evidence mentioned above or elsewhere in this Agreement shall be deemed to be in compliance with the provisions hereof only if they are in form and substance reasonably satisfactory to counsel for the Initial Purchasers.

7.             Indemnification and Contribution.

(a)           Indemnification of the Initial Purchasers.  The Company agrees to indemnify and hold harmless each Initial Purchaser, its affiliates, directors and officers and each person, if any, who controls such Initial Purchaser within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any and all losses, claims, damages and liabilities (including, without limitation, reasonable legal fees and other expenses incurred in connection with any suit, action or proceeding or any claim asserted, as such fees and expenses are incurred), joint or several, that arise out of, or are based upon, any untrue statement or alleged untrue statement of a material fact contained in the Preliminary Offering Memorandum, any of the other Time of Sale Information, any Issuer Written Communication or the Offering Memorandum (or any amendment or supplement thereto) or any omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case except insofar as such losses, claims, damages or liabilities arise out of, or are based upon, any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with any information relating to any Initial Purchaser furnished to the Company in writing by such Initial Purchaser through the Representative expressly for use therein, it being understood and agreed that the only such information furnished by any Initial Purchaser consists of the information described as such in subsection (b) below.

(b)           Indemnification of the Company.  Each Initial Purchaser agrees, severally and not jointly, to indemnify and hold harmless the Company, its directors, its officers and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the indemnity set forth in paragraph (a) above, but only with respect to any losses, claims, damages or liabilities that arise out of, or are based upon, any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with any information relating to such Initial Purchaser furnished to the Company in writing by such Initial Purchaser through the Representative expressly for use in the Preliminary Offering Memorandum, any of the other Time of Sale Information, any Issuer Written Communication or the Offering Memorandum (or any amendment or supplement thereto), it being understood and agreed upon that the only such information furnished by any Initial Purchaser consists of the following information in the Preliminary Offering Memorandum and the Offering Memorandum furnished on behalf of each Initial Purchaser: the eighth and eleventh paragraphs under the caption “Plan of Distribution” of the Preliminary Offering Memorandum and the Offering Memorandum.

(c)           Notice and Procedures.  If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against any person in respect of which indemnification may be sought pursuant to either paragraph (a) or (b) above, such person (the “Indemnified Person”) shall promptly notify the person against whom such indemnification may be sought (the “Indemnifying Person”) in writing; provided that the failure to notify the Indemnifying Person shall not relieve it from any liability that it may have under paragraph (a) or (b) above except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and provided, further, that the failure to notify the Indemnifying Person shall not relieve it from any liability that it may have to an Indemnified Person otherwise than under paragraph (a) or (b) above.  If any such proceeding shall be brought or asserted against an Indemnified Person and it shall have notified the Indemnifying Person thereof, the Indemnifying Person shall retain counsel reasonably satisfactory to the Indemnified Person (who shall not, without the consent of the Indemnified Person, be counsel to the Indemnifying Person) to represent the Indemnified Person in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding, as incurred.  In any such proceeding, any Indemnified Person shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless (i) the Indemnifying Person and the Indemnified Person shall have mutually agreed to the contrary; (ii) the Indemnifying Person has failed within a reasonable time to retain counsel reasonably satisfactory to the Indemnified Person; (iii) the Indemnified Person shall have reasonably concluded that there may be legal defenses available to it that are different from or in addition to those available to the Indemnifying Person; or (iv) the named parties in any such proceeding (including any impleaded parties) include both the Indemnifying Person and the Indemnified Person and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interest between them.  It is understood and agreed that the Indemnifying Person shall not, in connection with any proceeding or related proceeding in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all Indemnified Persons, and that all such fees and expenses shall be paid or reimbursed as they are incurred.  Any such separate firm for any Initial Purchaser, its affiliates, directors and officers and any control persons of such Initial Purchaser shall be designated in writing by J.P. Morgan Securities LLC and any such separate firm for the Company, its directors, its officers and any control persons of the Company shall be designated in writing by the Company.  The Indemnifying Person shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the Indemnifying Person agrees to indemnify each Indemnified Person from and against any loss or liability by reason of such settlement or judgment.  Notwithstanding the foregoing sentence, if at any time an Indemnified Person shall have requested that an Indemnifying Person reimburse the Indemnified Person for fees and expenses of counsel as contemplated by this paragraph, the Indemnifying Person shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by the Indemnifying Person of such request and (ii) the Indemnifying Person shall not have reimbursed the Indemnified Person in accordance with such request prior to the date of such settlement.  No Indemnifying Person shall, without the written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is or could have been a party and indemnification could have been sought hereunder by such Indemnified Person, unless such settlement (x) includes an unconditional release of such Indemnified Person, in form and substance reasonably satisfactory to such Indemnified Person, from all liability on claims that are the subject matter of such proceeding and (y) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.

(d)           Contribution.  If the indemnification provided for in paragraphs (a) and (b) above is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each Indemnifying Person under such paragraph, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company, on the one hand, and the Initial Purchasers, on the other, from the offering of the Securities or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Company, on the one hand, and the Initial Purchasers, on the other, in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations.  The relative benefits received by the Company, on the one hand, and the Initial Purchasers, on the other, shall be deemed to be in the same respective proportions as the net proceeds (before deducting expenses) received by the Company from the sale of the Securities and the total discounts and commissions received by the Initial Purchasers in connection therewith, as provided in this Agreement, bear to the aggregate offering price of the Securities.  The relative fault of the Company, on the one hand, and the Initial Purchasers, on the other, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or by the Initial Purchasers and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(e)           Limitation on Liability.  The Company and the Initial Purchasers agree that it would not be just and equitable if contribution pursuant to this Section 7 were determined by pro rata allocation (even if the Initial Purchasers were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in paragraph (d) above.  The amount paid or payable by an Indemnified Person as a result of the losses, claims, damages and liabilities referred to in paragraph (d) above shall be deemed to include, subject to the limitations set forth above, any reasonable legal or other expenses incurred by such Indemnified Person in connection with any such action or claim.  Notwithstanding the provisions of this Section 7, in no event shall an Initial Purchaser be required to contribute any amount in excess of the amount by which the total discounts and commissions received by such Initial Purchaser with respect to the offering of the Securities exceeds the amount of any damages that such Initial Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.  The Initial Purchasers’ obligations to contribute pursuant to this Section 7 are several in proportion to their respective purchase obligations hereunder and not joint.

(f)            Non-Exclusive Remedies.  The remedies provided for in this Section 7 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Person at law or in equity.

8.             Effectiveness of Agreement.  This Agreement shall become effective upon the execution and delivery hereof by the parties hereto.

9.             Termination.  This Agreement may be terminated in the absolute discretion of the Representative, by notice to the Company, if after the execution and delivery of this Agreement and prior to the Closing Date or, in the case of the Option Securities, prior to the Additional Closing Date (i) trading generally shall have been suspended or materially limited on or by any of the New York Stock Exchange or the Nasdaq Global Market; (ii) trading of any securities issued or guaranteed by the Company shall have been suspended on any exchange or in any over-the-counter market; (iii) a general moratorium on commercial banking activities shall have been declared by federal or New York State authorities; or (iv) there shall have occurred any outbreak or escalation of hostilities or any change in financial markets or any calamity or crisis, either within or outside the United States, that, in the judgment of the Representative, is material and adverse and makes it impracticable or inadvisable to proceed with the offering, sale or delivery of the Securities on the Closing Date or the Additional Closing Date, as the case may be, on the terms and in the manner contemplated by this Agreement, the Time of Sale Information and the Offering Memorandum.

10.           Defaulting Initial Purchaser.  (a)  If, on the Closing Date or the Additional Closing Date, as the case may be, any Initial Purchaser defaults on its obligation to purchase the Securities that it has agreed to purchase hereunder on such date, the non-defaulting Initial Purchasers may in their discretion arrange for the purchase of such Securities by other persons satisfactory to the Company on the terms contained in this Agreement.  If, within 36 hours after any such default by any Initial Purchaser, the non-defaulting Initial Purchasers do not arrange for the purchase of such Securities, then the Company shall be entitled to a further period of 36 hours within which to procure other persons satisfactory to the non-defaulting Initial Purchasers to purchase such Securities on such terms.  If other persons become obligated or agree to purchase the Securities of a defaulting Initial Purchaser, either the non-defaulting Initial Purchasers or the Company may postpone the Closing Date or the Additional Closing Date, as the case may be, for up to five full business days in order to effect any changes that in the opinion of counsel for the Company or counsel for the Initial Purchasers may be necessary in the Time of Sale Information, the Offering Memorandum or in any other document or arrangement, and the Company agrees to promptly prepare any amendment or supplement to the Time of Sale Information or the Offering Memorandum that effects any such changes.  As used in this Agreement, the term “Initial Purchaser” includes, for all purposes of this Agreement unless the context otherwise requires, any person not listed in Schedule 1 hereto that, pursuant to this Section 10, purchases Securities that a defaulting Initial Purchaser agreed but failed to purchase.

(b)           If, after giving effect to any arrangements for the purchase of the Securities of a defaulting Initial Purchaser or Initial Purchasers by the non-defaulting Initial Purchasers and the Company as provided in paragraph (a) above, the aggregate number of Securities that remain unpurchased on the Closing Date or the Additional Closing Date, as the case may be, does not exceed one-eleventh of the aggregate number of Securities to be purchased on such date, then the Company shall have the right to require each non-defaulting Initial Purchaser to purchase the number of Securities that such Initial Purchaser agreed to purchase hereunder on such date plus such Initial Purchaser’s pro rata share (based on the number of Securities that such Initial Purchaser agreed to purchase on such date) of the Securities of such defaulting Initial Purchaser or Initial Purchasers for which such arrangements have not been made.

(c)           If, after giving effect to any arrangements for the purchase of the Securities of a defaulting Initial Purchaser or Initial Purchasers by the non-defaulting Initial Purchasers and the Company as provided in paragraph (a) above, the aggregate number of Securities that remain unpurchased on the Closing Date or the Additional Closing Date, as the case may be, exceeds one-eleventh of the aggregate amount of Securities to be purchased on such date, or if the Company shall not exercise the right described in paragraph (b) above, then this Agreement or, with respect to any Additional Closing Date, the obligation of the Initial Purchasers to purchase Securities on the Additional Closing Date, as the case may be, shall terminate without liability on the part of the non-defaulting Initial Purchasers.  Any termination of this Agreement pursuant to this Section 10 shall be without liability on the part of the Company, except that the Company will continue to be liable for the payment of expenses as set forth in Section 11 hereof and except that the provisions of Section 7 hereof shall not terminate and shall remain in effect.

(d)           Nothing contained herein shall relieve a defaulting Initial Purchaser of any liability it may have to the Company or any non-defaulting Initial Purchaser for damages caused by its default.

11.           Payment of Expenses.  (a)  Whether or not the transactions contemplated by this Agreement are consummated or this Agreement is terminated, the Company will pay or cause to be paid all costs and expenses incident to the performance of its obligations hereunder, including without limitation, (i) the costs incident to the authorization, issuance, sale, preparation and delivery of the Securities and any taxes payable in that connection; (ii) the costs incident to the preparation and printing of the Preliminary Offering Memorandum, any other Time of Sale Information, any Issuer Written Communication and the Offering Memorandum (including any amendments and supplements thereto) and the distribution thereof; (iii) the costs of reproducing and distributing each of the Transaction Documents; (iv) the fees and expenses of the Company’s counsel and independent accountants; (v) the fees and expenses incurred in connection with the registration or qualification and determination of eligibility for investment of the Securities under the laws of such jurisdictions as the Representative may designate and the preparation, printing and distribution of a Blue Sky Memorandum (including the related fees and expenses of counsel for the Initial Purchasers); (vi) any fees charged by rating agencies for rating the Securities, if applicable; (vii) the fees and expenses of the Trustee and any paying agent (including related reasonable fees and expenses of any counsel to such parties); (viii) all expenses and application fees incurred in connection with the application for the inclusion of the Securities on the PORTAL Market and the approval of the Securities for book-entry transfer by DTC; and (ix) all expenses incurred by the Company in connection with any “road show” presentation to potential investors.

(b)           If (i) this Agreement is terminated pursuant to Section 9, (ii) the Company for any reason fails to tender the Securities for delivery to the Initial Purchasers or (iii) the Initial Purchasers decline to purchase the Securities for any reason permitted under this Agreement, the Company agrees to reimburse the Initial Purchasers for all out-of-pocket costs and expenses (including the fees and expenses of their counsel) reasonably incurred by the Initial Purchasers in connection with this Agreement and the offering contemplated hereby.

12.           Persons Entitled to Benefit of Agreement.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers and directors and any controlling persons referred to in Section 7 hereof.  Nothing in this Agreement is intended or shall be construed to give any other person any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.  No purchaser of Securities from any Initial Purchaser shall be deemed to be a successor merely by reason of such purchase.

13.           Survival.  The respective indemnities, rights of contribution, representations, warranties and agreements of the Company and the Initial Purchasers contained in this Agreement or made by or on behalf of the Company or the Initial Purchasers pursuant to this Agreement or any certificate delivered pursuant hereto shall survive the delivery of and payment for the Securities and shall remain in full force and effect, regardless of any termination of this Agreement or any investigation made by or on behalf of the Company or the Initial Purchasers.

14.           Certain Defined Terms.  For purposes of this Agreement, (a) except where otherwise expressly provided, the term “affiliate” has the meaning set forth in Rule 405 under the Securities Act; (b) the term “business day” means any day other than a day on which banks are permitted or required to be closed in New York City; and (c) the term “subsidiary” has the meaning set forth in Rule 405 under the Securities Act.

15.           Miscellaneous.  (a)  Authority of the Representative.  Any action by the Initial Purchasers hereunder may be taken by J.P. Morgan Securities LLC on behalf of the Initial

Purchasers, and any such action taken by J.P. Morgan Securities LLC shall be binding upon the Initial Purchasers.

(b)           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted and confirmed by any standard form of telecommunication.  Notices to the Initial Purchasers shall be given to the Representative c/o J.P. Morgan Securities LLC, 383 Madison Avenue, New York, New York 10179 (fax: (212) 622-8358); Attention: Equity Syndicate Desk.  Notices to the Company shall be given to it at 6000 Westown Parkway, West Des Moines, Iowa, 50266, (fax: (515) 221-0744); Attention: Wendy C. Waugaman; with a copy to Skadden, Arps, Slate, Meagher & Flom LLP, 155 North Wacker Drive, Chicago, Illinois 60606-1720, Attention: William R. Kunkel (facsimile: (312) 407-0411)

(c)           Governing Law.  This Agreement and any claim, controversy or dispute arising under or related to this Agreement shall be governed by and construed in accordance with the laws of the State of New York.

(d)           Counterparts.  This Agreement may be signed in counterparts (which may include counterparts delivered by any standard form of telecommunication), each of which shall be an original and all of which together shall constitute one and the same instrument.

(e)           Amendments or Waivers.  No amendment or waiver of any provision of this Agreement, nor any consent or approval to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by the parties hereto.

(f)            Headings.  The headings herein are included for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Agreement.

(g)           Xtract Research LLC.  The Company hereby agrees that the Initial Purchasers may provide copies of the Preliminary Offering Memorandum and the Final Offering Memorandum relating to the offering of the Securities and any other agreements or documents relating thereto, including, without limitation, trust indentures, to Xtract Research LLC (“Xtract”) following the completion of the offering for inclusion in an online research service sponsored by Xtract, access to which is restricted to “qualified institutional buyers” as defined in Rule 144A under the Securities Act.

If the foregoing is in accordance with your understanding, please indicate your acceptance of this Agreement by signing in the space provided below.

Very truly yours,

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

By	/s/ John M. Matovina
Name: John M. Matovina
Title: Chief Financial Officer and Treasurer

Accepted: September 16, 2010

J.P. MORGAN SECURITIES LLC

For itself and on behalf of the

several Initial Purchasers listed

in Schedule 1 hereto.

By	/s/ Ranbeer Bhatia
Authorized Signatory

Schedule 1

Initial Purchaser	Principal Amount

J.P. Morgan Securities LLC	$136,000,000
KeyBanc Capital Markets Inc.	$10,200,000
SunTrust Robinson Humphrey, Inc.	$8,500,000
FBR Capital Markets & Co.	$6,800,000
Macquarie Capital (USA) Inc.	$6,800,000
Madison Williams and Company LLC	$1,700,000

Total	$170,000,000

Annex A-1

FORM OF OPINION OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP & AFFILIATES,
SPECIAL COUNSEL TO THE COMPANY

(1)           The statements in the Time of Sale Information and the Offering Memorandum under the caption “Plan of Distribution”, insofar as such statements purport to summarize certain provisions of the Purchase Agreement, fairly summarize such provisions in all material respects.

(2)           No Governmental Approval which has not been obtained or taken and is not in full force and effect is required to authorize, or is required for the execution or delivery of the Purchase Agreement by the Company or the consummation by the Company of the transactions contemplated thereby.

(3)           The Company is not and, solely after giving effect to the offering and sale of the Securities pursuant to the Purchase Agreement and the application of the proceeds thereof as described in the Time of Sale Information and the Offering Memorandum, will not be, an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(4)           American Equity Life of New York has been duly organized and validly exists in good standing under the laws of the State of New York. American Equity Life of New York has the corporate power and authority to own, lease and operate its properties and to conduct its business.

(5)           The Indenture is a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforcement thereof may be subject to the Enforceability Exceptions.

(6)           The Securities, when duly authenticated by the Trustee and issued and delivered by the Company against payment therefor in accordance with the terms of the Indenture will constitute valid and binding obligations of the Company entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be subject to the Enforceability Exceptions.

(7)           Assuming (i) the accuracy of the representations and warranties of the Company set forth in Section 3 of the Purchase Agreement (ii) the due performance by the Company of the covenants and agreements set forth in Section 4 of the Purchase Agreement (iii) the accuracy of the representations of, and due performance of the agreements by, the Initial Purchasers set forth in Section 5 of the Purchase Agreement and (iv) the Initial Purchasers’ compliance with the offering and transfer procedures and restrictions described in the Offering

Memorandum, the offer, sale and delivery of the Securities to the Initial Purchasers in the manner contemplated by the Purchase Agreement, the Time of Sale Information and the Offering Memorandum and the initial resale of the Securities by the Initial Purchasers in the manner contemplated in the Purchase Agreement, Time of Sale Information and Offering Memorandum do not require registration under the Securities Act, it being understood that we do not express any opinion as to the Common Stock issuable upon conversion of any Security or any subsequent reoffer or resale of any Security.

For purposes of the foregoing, (i) “Applicable Laws” means those laws, rules and regulations of the State of New York and those federal laws, rules and regulations of the United States of America, in each case that, in our experience, are normally applicable to transactions of the type contemplated by the Purchase Agreement and the other Transaction Documents (other than the United States federal securities laws, state securities or blue sky laws, antifraud laws and the rules and regulations of the Financial Industry Regulatory Authority, Inc.), but without our having made any special investigation as to the applicability of any specific law, rule or regulation; (ii) “Governmental Authorities” means any court, regulatory body, administrative agency or governmental body of the State of New York or the United States of America having jurisdiction over the Company under Applicable Laws; and (iii) “Governmental Approval” means any consent, approval, license, authorization or validation of, or filing, qualification or registration with, any Governmental Authority required to be made or obtained by the Company pursuant to Applicable Laws, other than any consent, approval, license, authorization, validation, filing, qualification or registration that may have become applicable as a result of the involvement of any party (other than the Company) in the transactions contemplated by the Purchase Agreement and the other Transaction Documents or because of such party’s legal or regulatory status or because of any other facts specifically pertaining to such party.

In addition, such counsel shall provide a letter, substantially to the effect that no facts have come to the attention of such counsel that have caused such counsel to believe that (A) the Time of Sale Information, at the Time of Sale, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading or (B) the Offering Memorandum, as of its date and as of the Closing Date (or the Additional Closing Date, as the case may be), contained or contains an untrue statement of a material fact or omitted or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading (except that in each case such counsel need not express any view as to the financial statements, schedules and other financial information included or incorporated by reference therein).

Annex A-2

FORM OF OPINION OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP & AFFILIATES,
SPECIAL TAX COUNSEL TO THE COMPANY

(1) Under current U.S. federal income tax law, although the discussions set forth in the Time of Sale Information and the Offering Memorandum under the heading “Certain United States Federal Income Tax Considerations” does not purport to discuss all possible U.S. federal income tax consequences of the purchase, ownership or disposition of the Securities, such discussion constitutes, in all material respects, a fair and accurate summary of the U.S. federal income tax consequences that are anticipated to be material to holders who purchase the Securities pursuant to the Offering Memorandum, subject to the qualifications set forth in such discussion.

Annex A-3

FORM OF OPINION OF MARLA LACEY,

ASSOCIATE GENERAL COUNSEL OF THE COMPANY

(1)           The Company has been duly incorporated and validly exists in good standing under the laws of the State of Iowa.

(2)           To the best of my knowledge, the Company is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing could not reasonably be expected to result in a Material Adverse Change.

(3)           The Company has the corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Time of Sale Information and the Offering Memorandum and to execute and deliver each of the Transaction Documents and to consummate the transactions contemplated thereby.

(4)           American Equity Life has been duly incorporated and validly exists in good standing under the laws of the State of Iowa. American Equity Life has the corporate power and authority to own, lease and operate its properties and to conduct its business.

(5)           Eagle Life has been duly incorporated and validly exists in good standing under the laws of the State of Iowa. Eagle Life has the corporate power and authority to own, lease and operate its properties and to conduct its business.

(6)           To the best of my knowledge, each Significant Subsidiary is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not reasonably be expected to result in a Material Adverse Change.

(7)           The Company has an authorized capitalization as set forth in the Time of Sale Information and the Offering Memorandum. The outstanding shares of capital stock of the Company have been duly authorized and are validly issued, fully paid and non-assessable and free and clear of any preemptive or similar rights arising under the laws of the State of Iowa, the Articles of Incorporation or Bylaws of the Company or any Applicable Contract.

(8)           The outstanding shares of capital stock of each of the Subsidiaries have been duly authorized and are validly issued, fully paid and non-assessable and, to my knowledge, are owned by the Company or another Subsidiary free and clear of all liens, encumbrances and equities and claims, except those that are immaterial to the Company and the Subsidiaries taken as a whole.

(9)           Each of the Transaction Documents have been duly authorized, executed and delivered on behalf of the Company. The performance by the Company of the Purchase Agreement has been duly authorized by all necessary corporate action of the Company.

(10)         Each of the Transaction Documents conform in all material respects to the description contained in the Time of Sale Information and the Offering Memorandum.

(11)         The documents incorporated by reference in the Time of Sale Information and the Offering Memorandum (other than the financial statements and related schedules therein, as to which I express no opinion), when they were filed with the Commission, complied as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission thereunder; and I have no reason to believe that any of such documents, when such documents were so filed, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statement therein, in light of the circumstances under which they were made when such documents were so filed, not misleading.

(12)         The execution and delivery by the Company of each of the Transaction Documents and the consummation by the Company of the transactions contemplated thereby, including the issuance and sale of the Securities to the Initial Purchasers and the issuance of the Underlying Shares upon any conversion of the Securities, will not (i) constitute a violation of, or a breach or default under, the terms of any Applicable Contract or (ii) violate or conflict with, or result in any contravention of, any Applicable Law or any Applicable Order.

(13)         The Underlying Shares have been duly authorized and reserved by the Company for issuance upon the conversion of the Securities pursuant to the terms of the Securities and, when issued in connection with such conversion in accordance with the terms of the Securities, will be validly issued, fully paid and non-assessable, and the issuance of the Underlying Shares will not be subject to any preemptive, resale, participation, rights of first refusal or other similar rights.

(14)         There are no legal or governmental proceedings pending or threatened to which the Company or any of its subsidiaries is a party or to which any property of the Company or any of its subsidiaries is subject that would have been required to be disclosed pursuant to Item 103 of Regulation S-K of the Rules and Regulations that are not so disclosed.

(15)         To the best of my knowledge, each Insurance Subsidiary holds such Insurance Licenses as are material to the conduct of its business; to the best of my knowledge, there is no pending or threatened action, suit, proceeding or investigation that would reasonably be expected to result in the revocation, termination or suspension of any such Insurance License that would reasonably be expected to, individually or in the aggregate, result in a Material Adverse Change on the Company and its subsidiaries, taken as a whole; and except as disclosed in the Time of Sale Information and the Offering Memorandum, to the best of my knowledge, no insurance regulatory agency or body has issued, or commenced any proceeding for the issuance of, any order or decree impairing, restricting or prohibiting the payment of dividends by any Insurance Subsidiary to its parent.

(16)         Neither the Company nor any of the subsidiaries is or, with the giving of notice or lapse of time or both, will be, in violation of or in default under (i) its certificate of incorporation or bylaws or similar organizational documents or (ii) any Applicable Contract and, solely with respect to this clause (ii), which violation or default would have a Material Adverse Change.

For the purposes of the foregoing, (i) “Applicable Contracts” means those indentures or other agreements or instruments known to me and to which the Company or any Significant Subsidiary is a party or by which the Company or any Significant Subsidiary is bound or to which any of their respective properties or assets are subject; (ii) “Applicable Laws” means those laws, rules and regulations of the State of Iowa, including the insurance laws, rules and regulations of the State of Iowa, that, in my experience, are normally applicable to transactions of the type contemplated by the Transaction Documents (other than state securities or blue sky laws and antifraud laws), but without my having made any special investigation as to the applicability of any specific law, rule or regulation; and (iii) “Applicable Orders” means those judgments, orders or decrees known to me to be applicable to the Company.

In addition, such counsel shall provide a statement, substantially to the effect that no facts have come to the attention of such counsel that have caused such counsel to believe that (A) the Time of Sale Information, at the Time of Sale, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading or (B) the Offering Memorandum, as of its date and as of the Closing Date (or the Additional Closing Date, as the case may be), contained or contains an untrue statement of a material fact or omitted or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading (except that in each case such counsel need not express any view as to the financial statements, schedules and other financial information included or incorporated by reference therein).

Annex B

a.  Time of Sale Information

Term sheet containing the terms of the Securities, substantially in the form of Annex C.

Annex C

Pricing Term Sheet

American Equity Investment Life Holding Company

3.50% Convertible Senior Notes due 2015

The information in this pricing term sheet supplements American Equity Investment Life Holding Company’s preliminary offering memorandum, dated September 15, 2010 (the “Preliminary Offering Memorandum”), and supersedes the information in the Preliminary Offering Memorandum to the extent inconsistent with the information in the Preliminary Offering Memorandum.  In all other respects, this term sheet is qualified in its entirety by reference to the Preliminary Offering Memorandum.  Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Offering Memorandum. All references to dollar amounts are references to U.S. dollars.

Issuer:	American Equity Investment Life Holding Company (“American Equity”)

Ticker / Exchange:	AEL / The New York Stock Exchange (“NYSE”)

Title of securities:	3.50% Convertible Senior Notes due 2015 (the “Notes”)

Aggregate principal amount offered:	$170,000,000 of Notes

Offering price:	The Notes will be issued at a price of 100% of their principal amount, plus accrued interest, if any, from September 22, 2010.

Over-allotment option:	$30,000,000 principal amount of Notes

Annual interest rate:	The Notes will bear interest at a rate equal to 3.50% per annum from September 22, 2010.

NYSE Last Reported Sale Price on September 16, 2010:	$10.00 per share of American Equity common stock

Conversion premium:	25.00% above the NYSE Last Reported Sale Price on September 16, 2010

Initial conversion price:	$12.50 per share of American Equity common stock

Initial conversion rate:	80.0000 shares of American Equity common stock per $1,000 principal amount of Notes

Interest payment dates:	March 15 and September 15, commencing on March 15, 2011

Maturity date:	September 15, 2015

Sole book-running manager:	J.P. Morgan Securities LLC

Co-managers:	FBR Capital Markets & Co. KeyBanc Capital Markets Inc. Macquarie Capital (USA) Inc.

Madison Williams and Company LLC SunTrust Robinson Humphrey, Inc.

Trade date to initial purchasers:	September 16, 2010

Settlement date:	September 22, 2010

CUSIP:	025676 AJ6

ISIN:	US025676AJ66

Convertible note hedge and warrant transactions:

In connection with the pricing of the Notes, American Equity entered into convertible note hedge transactions with counterparties that include affiliates of certain of the initial purchasers of the Notes (the “option counterparties”). The convertible note hedge transactions are expected to reduce both the potential dilution upon conversion of the Notes and American Equity’s exposure to potential cash payments it may be required to make upon a conversion of the Notes. American Equity also entered into warrant transactions with the option counterparties pursuant to which it sold warrants for the purchase of American Equity common stock. The warrant transactions could separately have a dilutive effect to the extent that the market price per share of American Equity common stock exceeds the applicable strike price of the warrants. However, subject to certain conditions as specified under the terms of the warrant transactions, American Equity may elect to settle the warrants in cash. If the initial purchasers exercise their over-allotment option, American Equity may increase the size of the convertible note hedge transactions and enter into additional warrant transactions.

Use of proceeds:

American Equity estimates that the net proceeds from the Notes offering, after deducting estimated fees and expenses and the initial purchasers’ discounts and commissions, will be approximately $164.3 million (or approximately $193.3 million if the initial purchasers exercise their over-allotment option in full). American Equity intends to use approximately $18.2 million of the net proceeds from the Notes offering to pay the cost of the convertible note hedge transactions, taking into account the proceeds of the warrant transactions, and approximately $146.1 million of the net proceeds from the Notes offering to repay outstanding amounts of principal and interest under American Equity’s credit facility.

If the initial purchasers exercise their over-allotment option, American Equity may sell additional warrants. American Equity intends to use a portion of the net proceeds from the sale of the additional Notes to pay the cost of any increase in the size of the convertible note hedge transactions (taking into account the proceeds of the additional warrant transactions), approximately $4.0 million of the net proceeds from the sale of the additional Notes to repay outstanding amounts of principal and interest under American Equity’s credit facility (assuming the initial purchasers exercise their over-allotment option in full), and the remainder, if any, of the net proceeds from the sale of the additional Notes to repurchase outstanding convertible notes and for general corporate purposes, including the repayment of existing indebtedness.

Adjustment to conversion rate upon a make-whole fundamental change:

The table below sets forth the number of additional shares, if any, of American Equity common stock to be added to the conversion rate per $1,000 principal amount of Notes in connection with a “make-whole fundamental change” as described in the Preliminary Offering Memorandum, based on the stock price and effective date of the make-whole fundamental change.

	Stock Price
Effective date	$10.00	$15.00	$20.00	$25.00	$30.00	$35.00	$40.00	$45.00	$50.00	$55.00
September 22, 2010	20.0000	9.0889	4.7998	2.9181	1.9220	1.3208	0.9243	0.6471	0.4459	0.2964
September 15, 2011	20.0000	8.3571	4.1275	2.4125	1.5591	1.0624	0.7402	0.5159	0.3529	0.2308
September 15, 2012	20.0000	7.2731	3.2248	1.7767	1.1203	0.7582	0.5280	0.3679	0.2502	0.1609
September 15, 2013	20.0000	5.5960	2.0145	0.9906	0.5967	0.3976	0.2755	0.1909	0.1273	0.0769
September 15, 2014	20.0000	2.9818	0.5342	0.1586	0.0322	0.0000	0.0000	0.0000	0.0000	0.0000
September 15, 2015	20.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock prices and effective dates may not be set forth in the table above, in which case:

•                  If the stock price is between two stock prices in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365-day year.

•                  If the stock price is greater than $55.00 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.

•                  If the stock price is less than $10.00 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.

Notwithstanding the foregoing, in no event will the total number of shares of American Equity common stock issuable upon conversion exceed 100.0000 per $1,000 principal amount of Notes, subject to adjustment in the same manner as the conversion rate as set forth under “Description of notes—Conversion rights—Conversion rate adjustments” in the Preliminary Offering Memorandum.

General

This communication is intended for the sole use of the person to whom it is provided by the sender.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy securities nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the laws of any such state.

The Notes and any shares of common stock issuable upon conversion of the Notes have not been, and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws. Accordingly, the Notes are being offered and sold only to “qualified institutional buyers” as defined in Rule 144A promulgated under the Securities Act. The Notes are not transferable except in accordance with the restrictions described under “Transfer restrictions” in the Preliminary Offering Memorandum.

Exhibit A

FORM OF LOCK-UP AGREEMENT

, 200

J.P. MORGAN SECURITIES LLC

As Representative of

the several Initial Purchasers listed in

Schedule 1 to the Purchase Agreement

referred to below

c/o J.P. Morgan Securities LLC

383 Madison Avenue

New York, NY 10179

Re:          AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY --- Rule 144A Offering

Ladies and Gentlemen:

The undersigned understands and agrees as follows:

1.             J.P. Morgan Securities LLC (“JPM”) proposes to enter into a Purchase Agreement (the “Agreement”) with American Equity Investment Life Holding Company, an Iowa corporation (the “Company”), providing for the initial purchase by JPM and the several initial purchasers listed in Schedule 1 of the Agreement (the “Initial Purchasers”) of $170,000,000 aggregate principal amount of the Company’s 3.50% Convertible Senior Notes due 2015 (the “Notes”), and the resale of such shares by JPM and the Initial Purchasers to certain eligible purchasers (the “Offering”), in each case, in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).

2.             In recognition of the benefit that the Offering will confer upon the undersigned and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the undersigned, the undersigned hereby agrees that, without the prior written consent of JPM (which consent may be withheld or delayed in JPM’s sole discretion), he, she or it will refrain during the period commencing on the date of the Agreement and ending on the date that is 60 days after the date of the Agreement, from (i) offering, pledging, selling, contracting to sell, selling any option or contract to purchase, purchasing any option or contract to sell, granting any option, right or warrant for the sale of, lending or otherwise disposing of or transferring, directly or indirectly, any equity securities of the Company, or any securities convertible into or exercisable or exchangeable for equity securities of the Company, or (ii) entering into any swap or other arrangement that transfers to another, in whole or in part, directly or indirectly, any of the economic consequences of ownership of equity securities of the Company, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of common stock of the Company or such other securities, in cash or otherwise.

Notwithstanding the foregoing, subject to applicable securities laws and the restrictions contained in the Company’s articles of incorporation, as amended, the undersigned may transfer any securities of the Company (including, without limitation, common stock) as follows: (i) pursuant to the exercise and issuance of options; (ii) as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth herein; (iii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein; (iv) as a distribution to stockholders, partners or members of the undersigned, provided that such stockholders, partners or members agree to be bound in writing by the restrictions set forth herein; (v) any transfer required under any benefit plans or the Company’s third amended and restated bylaws; (vi) as collateral for any loan, provided that the lender agrees in writing to be bound by the restrictions set forth in herein; or (vii) with respect to sales of securities acquired after the Closing Time in the open market. For purposes of this agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

For the avoidance of doubt, nothing shall prevent the undersigned from, or restrict the ability of the undersigned to, (i) purchase common stock on the open market or (ii) exercise any options or other convertible securities granted under any benefit plan of the Company.

3.             The undersigned acknowledges that the Initial Purchasers are relying on the agreements of the undersigned set forth herein in making their decision to enter into the Agreement and to continue their efforts in connection with the Offering.

4.             This Lock-Up Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflict of laws.

5.             This Lock-Up Agreement may be delivered by facsimile.

IN WITNESS WHEREOF, the undersigned has executed this Lock-Up Agreement, or caused this Lock-Up Agreement to be executed, as of the date first written above.

Very truly yours,

Name:
Title:

(Address)